Exhibit 99.1

FitLife Brands Announces Application for Listing of its

Common Stock on the Nasdaq Capital Market

OMAHA, NE – June 20, 2023 -- FitLife Brands, Inc. (“FitLife” or the “Company”) (OTC Pink: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, today announced that it has submitted an application for the listing of its common stock on the Nasdaq Capital Market.

Although FitLife believes that it meets all of the initial listing criteria required for listing on the Nasdaq Capital Market, there are no assurances that the Company will continue to meet the initial listing criteria throughout the pendency of the application, that Nasdaq will approve the application, or relating to the timing of any such approval. If the Company is approved for listing on Nasdaq, there are no assurances that the Company will continue to meet Nasdaq’s continued listing requirements.

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. FitLife markets over 150 different products primarily online, but also through domestic and international GNC® franchise locations as well as through more than 17,000 additional domestic retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

Forward-Looking Statements

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability of the Company to continue to grow revenue, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

1